November 14, 1995



Mr. John Costello
Assistant Treasurer
Fidelity Advisor Series II
82 Devonshire Street
Boston, MA  02109

Dear Mr. Costello:

Fidelity Advisor Series II (the "Trust") is a Massachusetts business trust originally created as "Plymouth Investment Series" under the written Declaration of Trust dated April 23, 1986 and executed and delivered in Boston, Massachusetts on April 24, 1986. Pursuant to a supplement dated July 25, 1986, the Trust changed its name to "Plymouth Fund." Pursuant to a supplement dated January 8,
1992, the Trust again changed its name to "Fidelity Diversified Trust." Pursuant to a supplement executed May 3, 1993 and filed with the office of the Secretary of the Commonwealth on May 5, 1993, the Trust again changed its name to "Fidelity Advisor Series II." An amended and restated Declaration of Trust, dated May 18, 1995, was filed with the office of the Secretary of the Commonwealth of Massachusetts on June 8, 1995.

I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.

Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferable shares of one or more separate and distinct series as the Trustees shall from time to time create and establish. The number of shares in unlimited an each share shall be without par value and shall be fully paid and nonassessable. The Trustees hall have full power and authority, in their sole discretion and, so far as provided in the Declaration of Trust, without obtaining any prior authorization or vote of the shareholders of the Trust to create and establish (and to change in any manner) shares with such preferences, voting powers, rights and privileges as the Trustees may from time to time determine, to divide or combine the shares into greater or lesser number, to classify or reclassify any issued shares into one or more series of shares, to abolish any one or more series of shares, and to take such other action with respect to the shares as the Trustees may deem desirable.

Under Article III, Section 4, the Trustees are empowered to accept investments in the Trust in cash or securities from such persons and on such terms as they may from time to time authorize. Such investments may be in the form of cash or securities in which the appropriate series is authorized to invest, valued as provided in
Article X, Section 3. After the date of the initial contribution of capital, the number of shares to represent the initial contribution may in the Trustees discretion be considered as outstanding and the amount received by the Trustees on account of the contribution shall be treated as an asset of the Trust. Subsequent investments in the Trust shall be credited to each shareholders account in the form of full shares at the Net Asset Value per Share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion, (a) impose a sales charge upon investments in the Trust, and (b) issue fractional shares.

By a vote adopted on April 24, 1986 the Board of Trustees authorized the issue and sale of an unlimited number of shares of beneficial interest in this Trust in accordance with the terms included in the Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.





I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of shares under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the Trust is about to file with the Securities and Exchange Commission a notice making definite the registration of 386,881,570 shares of the Trust sold in reliance upon Rule 24f-2 during the fiscal year ended October 31, 1995 (the "Shares").

I am of the opinion that all necessary Trust action precedent to the issue of the Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and nonassessable, except as described in the Statement of Additional Information under the heading "Description of the Trust." In rendering this opinion, I rely on the representation by the Trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust, and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of
1940, or applicable state "Blue Sky" or securities laws in connection with the sale of Shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice that you are about to file under the 1940 Act with said Commission.

Sincerely,


/s/ Arthur S. Loring

Arthur S. Loring, Esq.
Vice President - Legal


Mr. John Costello
Assistant Treasurer
November 14, 1995
Page 2




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